CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated January 24, 2020, accompanying the financial statements of Investment Grade Income Trust, 7-13 Year Series 43 (included in Invesco Unit Trusts, Taxable Income Series 489) as of September 30, 2019, and for each of the three years in the period ended September 30, 2019, and the financial highlights for the period from October 28, 2014 (date of deposit) through September 30, 2015 and for each of the four years in the period ended September 30, 2019, contained in this Post-Effective Amendment No. 5 to Form S-6 (File No. 333-195722) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
January 24, 2020